Exhibit 99.2

WESTWOOD HOLDINGS GROUP, INC.

Proforma Condensed Combined Balance Sheets

As of September 30, 2010

(Unaudited)

(In thousands, except par value and share amounts)

	Westwood	McCarthy	Proforma Adjustments		Proforma Combined
Assets
Current assets:
Cash and cash equivalents	$3,839	$781	$(5,048)	A	$(428)
Accounts receivable	6,587	212	—		6,799
Investments, at fair value	46,001	—	—		46,001
Deferred income taxes	2,169	—	—		2,169
Prepaid income taxes	1,013	—	—		1,013
Other current assets	538	49	—		587

Total current assets	60,147	1,042	(5,048)		56,141
Goodwill	3,915	—	7,318	B	11,233
Intangible assets, net	971	—	4,224	C	5,195
Property and equipment, net	335	87	—		422

Total assets	$65,368	$1,129	$6,494		$72,991

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$1,348	$45	$—		$1,393
Dividends payable	2,463	—	—		2,463
Compensation and benefits payable	6,751	637	—		7,388
Deferred acquisition liability	924	—	—		924
Other current liabilities	11	—	—		11

Total current liabilities	11,497	682	—		12,179
Deferred acquisition liability	818	—	—		818
Deferred income taxes	58	—	—		58
Deferred rent	133	7	—		140

Total long-term liabilities	1,009	7	—		1,016

Total liabilities	12,506	689	—		13,195
Stockholders’ Equity:
Common stock, $0.01 par value, authorized 25,000,000 shares	77	—	2	D	79
Additional paid-in capital	56,095	—	6,932	E	63,027
Treasury stock, at cost - 229,195 shares	(8,749)	—	—		(8,749)
Accumulated other comprehensive income	877	—	—		877
Members’ equity	—	440	(440)	F	—
Retained earnings	4,562	—	—		4,562

Total stockholders’ equity	52,862	440	6,494		59,796

Total liabilities and members’ equity	$65,368	$1,129	$6,494		$72,991

See accompanying notes

WESTWOOD HOLDINGS GROUP, INC.

Proforma Condensed Combined Statements of Income

Nine Months Ended September 30, 2010

(Unaudited)

(In thousands, except per share data)

	Westwood	McCarthy	Proforma Adjustments		Proforma Combined

REVENUES:
Advisory fees Asset-based	$30,457	$3,145	$—		$33,602
Trust fees	8,950	—	—		8,950
Other revenues, net	476	—	—		476

Total revenues	39,883	3,145	—		43,028

EXPENSES:
Employee compensation and benefits	21,447	1,842	—		23,289
Sales and marketing	569	—	—		569
WHG mutual funds	344	—	—		344
Information technology	977	—	—		977
Professional services	1,916	—	—		1,916
General and administrative	2,026	698	282	G	3,006

Total expenses	27,279	2,540	282		30,101

Income before income taxes	12,604	605	(282)		12,927
Provision for income taxes	4,579	—	117	H	4,696

Net income	$8,025	$605	$(399)		$8,231

Earnings per share:
Basic	$1.13				$1.13
Diluted	$1.11				$1.11

Weighted average shares outstanding:
Basic	6,567,429		181,461	I	6,748,890
Diluted	6,710,716		181,461	I	6,892,177

See accompanying notes

WESTWOOD HOLDINGS GROUP, INC.

Proforma Condensed Combined Statements of Income

Year Ended December 31, 2009

(Unaudited)

(In thousands, except per share data)

	Westwood	McCarthy	Proforma Adjustments		Proforma Combined

REVENUES:
Advisory fees Asset-based	$31,794	$3,678	$—		$35,472
Trust fees	10,304	—	—		10,304
Other revenues, net	455	—	—		455

Total revenues	42,553	3,678	—		46,231

EXPENSES:
Employee compensation and benefits	23,730	2,119	—		25,849
Sales and marketing	576	—	—		576
WHG mutual funds	600	—	—		600
Information technology	1,221	—	—		1,221
Professional services	1,531	—	—		1,531
General and administrative	2,577	911	397	G	3,885

Total expenses	30,235	3,030	397		33,662

Income before income taxes	12,318	648	(397)		12,569
Provision for income taxes	4,423	—	90	H	4,513

Net income	$7,895	$648	$(487)		$8,056

Earnings per share:
Basic	$1.10				$1.09
Diluted	$1.09				$1.09

Weighted average shares outstanding:
Basic	6,339,791		181,461	I	6,521,252
Diluted	6,366,988		181,461	I	6,548,449

See accompanying notes

Notes to Unaudited Pro Forma Condensed Combined

Financial Statements

Basis of Presentation

On November 18, 2010, Westwood Group Holdings, L.L.C. (“Westwood”) completed the acquisition of all of the outstanding membership interests of McCarthy Group Advisors, L.L.C (“McCarthy”), a Nebraska limited liability company. The registered investment advisory firm based out of Omaha, Nebraska manages private wealth and institutional client assets and was purchased from MGA Holdings, L.L.C., also a Nebraska limited liability company. The aggregate consideration for the purchase consisted of $5.0 million in cash and the issuance of 181,461 shares of Westwood’s common stock.

The acquisition of McCarthy will be accounted for using the purchase method of accounting pursuant to ASC 805, Business Combinations. Accordingly, the purchase price will be allocated to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date.

The accompanying pro forma financial information and related notes should be read in conjunction with Westwood’s Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Report on Form 10-Q for the nine months ended September 30, 2010.

The pro forma unaudited condensed statements of income may not represent what the actual results would have been had the transaction occurred at the beginning of the applicable periods.

The pro forma unaudited condensed balance sheets at September 30, 2010 were presented as if the transaction occurred on September 30, 2010.

The pro forma unaudited condensed statements of income for the nine months ended September 30, 2010 were presented as if the transaction occurred on January 1, 2010.

The pro forma unaudited condensed statements of income for the year ended December 31, 2009 were presented as if the transaction occurred on January 1, 2009.

The columns labeled Westwood represent the unaudited balance sheet of Westwood Holdings Group, Inc. as of September 30, 2010 and its respective statements of income for the nine months ended September 30, 2010 and the year ended December 31, 2009. The columns labeled McCarthy represent the unaudited balance sheet of McCarthy Group Advisors, L.L.C. as of September 30, 2010 and its respective unaudited statements of income for the nine months ended September 30, 2010 and the year ended December 31, 2009.

The pro forma unaudited combined balance sheet and statements of income of Westwood are prepared to give effect to the following:

A.	Cash expended as part of the purchase consideration.

B.	Goodwill on acquisition, arrived at as follows (in thousands):

Purchase consideration:
Cash	$5,048
Common stock	6,934

11,982

Tangible net assets acquired	440
Identifiable intangible assets	4,224

4,664

Goodwill acquired	$7,318

C.	The following identifiable intangible assets (in thousands):

		Estimated
		useful lives
Customer Accounts	$3,965	15 years
Non-compete agreements	24	2 years
Trade-name	235	2 years

	$4,224

D.	Par value of 181,461 shares of Westwood Holdings Group, Inc.’s common stock issued as part of the purchase consideration.

E.	Estimated value over par of the 181,461 shares of Westwood Holdings Group, Inc.’s common stock issued as part of the purchase consideration.

F.	Elimination of McCarthy’s equity, which was fully acquired by Westwood.

G.	Depreciation adjustments, based on the estimated fair value of property and equipment acquired, and amortization adjustments based on the estimated fair value of definite-lived intangible assets acquired.

H.	Income tax adjustment, using the effective tax rate for the respective fiscal periods.

I.	Shares of Westwood Holdings Group, Inc.’s common stock issued as part of the consideration for the business combination.